Exhibit 99.1

Mead Johnson Delivers Strong Earnings;
Second Quarter Constant Dollar Sales Up 11 Percent

GLENVIEW, Ill.--(BUSINESS WIRE)--July 26, 2012--Mead Johnson Nutrition Company (NYSE: MJN) announced today its financial results for the second quarter ended June 30, 2012.

  Net sales of $1,012.3 million in the quarter were up 9 percent versus the second quarter of 2011. Excluding the unfavorable impact of foreign exchange, sales increased 11 percent.
  GAAP net earnings of $0.81 per diluted share for the second quarter of 2012 were up 27 percent from $0.64 per diluted share a year ago.
  Non-GAAP(1) net earnings of $0.83 per diluted share increased 15 percent from $0.72 per diluted share for 2011.
  The sales increase was driven by the Asia/Latin America segment with constant dollar growth of 16 percent with a majority of the markets achieving double-digit gains. For the North America/Europe segment, sales were flat excluding the unfavorable impact of foreign exchange.
  Earnings benefited from strong sales growth, reduced IT and other separation expenses following the prior year SAP implementation, balance sheet re-measurement gains from foreign exchange and a lower effective tax rate. These benefits were partially offset by lower gross margins largely driven by higher commodity costs, higher demand-generation investments and the recognition of pension settlement expense.
  Full-year non-GAAP EPS is expected to be in the range of $3.04 to $3.14. Including specified items estimated at $0.09 per share, full-year GAAP EPS guidance is $2.95 to $3.05.
  (1) See “Non-GAAP Financial Measures” and the reconciliation of GAAP and non-GAAP results included in this release.

“Our sales and earnings growth continued to be strong in the second quarter,” said Chief Executive Officer Stephen W. Golsby. “Sales growth was broad-based across Asia and Latin America and included the first full-quarter from our Argentine acquisition. The majority of markets in this segment reported double-digit growth on a constant dollar basis. China/Hong Kong continued to deliver strong sales growth; however, we expect lower growth in the second half of the year in light of recent data indicating both a slowdown in the China category and a decline in Mead Johnson’s market share. In the North America/Europe segment, we saw a significant improvement in the U.S. business compared to the first quarter. We are particularly encouraged by strengthening market share amongst three-month old babies who will age into a higher consumption period during the second half. We increased global demand-generation investments to drive sustainable growth while benefiting from lower general and administrative spending, including significantly lower IT and other separation expenses. While mindful of the challenging economic environment and slower growth in China, we remain on track to deliver strong earnings growth in 2012.”

Second Quarter Results

Net sales for the second quarter totaled $1,012.3 million, up 9 percent from $932.0 million a year ago. Sales benefited 8 percent from price, 3 percent from volume, reduced by 2 percent from foreign exchange. Earnings before interest and income taxes (EBIT) for the second quarter totaled $248.3 million, up 22 percent from $203.7 million a year earlier. The EBIT increase was driven by sales growth, lower IT and other separation expenses following the 2011 SAP implementation, favorable balance sheet re-measurement gains from foreign exchange and lower performance-based compensation accruals. These factors were partially offset by lower gross margins, higher demand-generation investments and the earlier recognition of pension settlement expense compared to the prior year.

Gross margin was down 150 basis points versus the second quarter of 2011. The decrease was from higher commodity costs and unfavorable manufacturing variances, largely attributed to lower production volume in our North America/Europe segment, partially offset by higher pricing and productivity gains. Investment spending for advertising and promotion, sales force expansion in growth markets and research and development increased compared to the prior year. Foreign currency balance sheet re-measurement gains, mainly at our European manufacturing entity, were largely offset by pension settlement expense recognized in the second quarter of 2012 compared to the fourth quarter of 2011. The effective tax rate for the quarter was 25.9 percent versus 29.6 percent a year ago. The decrease in the effective tax rate was attributable to a change in geographic earnings mix and to higher manufacturing incentives.

Net earnings attributable to shareholders for the second quarter of 2012 totaled $165.8 million, or $0.81 per diluted share, compared with $132.1 million, or $0.64 per diluted share, a 27 percent increase from the prior-year quarter. In addition to EBIT increases, the second quarter of 2012 benefited from a lower effective tax rate.

On a non-GAAP basis, which excludes specified items, the net earnings attributable to shareholders totaled $171.2 million, or $0.83 per diluted share, compared with $148.7 million, or $0.72 per diluted share, a 15 percent increase from the same quarter a year ago.

Second Quarter Segment Results

The Asia/Latin America segment delivered net sales of $695.2 million for the second quarter of 2012, up 14 percent from $611.6 million in 2011. Sales benefited 9 percent from price, 7 percent from volume, reduced by 2 percent from foreign exchange. The segment benefited from the first full quarter of sales following the March 2012 acquisition of an 80 percent equity interest in Argentina’s leading infant formula and children’s nutrition business. EBIT totaled $237.5 million, up 13 percent compared with $209.8 million for the year-ago quarter. EBIT increased from sales growth partially offset by higher demand-generation investment spending.

The North America/Europe segment reported net sales of $317.1 million for the second quarter of 2012, down 1 percent from $320.4 million in 2011. Sales benefited 5 percent from price, offset by a 5 percent decline in volume and a 1 percent reduction from foreign exchange. The volume decrease reflected lower U.S. market share, as well as lower category consumption and births. The U.S. market share was lower in comparison to the prior year when we benefited from a competitor’s recall and due to the current year impact of the unfounded media reports in December 2011 of alleged product contamination. EBIT for the segment totaled $74.6 million, down 14 percent compared with $86.4 million for the year-ago quarter. The decline in EBIT was primarily due to higher commodity costs and unfavorable manufacturing variances attributed to lower production volumes in the U.S.

Corporate and Other expenses decreased from lower IT and separation costs, the elimination of duplicate shared service costs during the SAP implementation completed in late 2011, foreign currency balance sheet re-measurement gains and lower performance-based compensation accruals. These factors were partially offset by the recognition of pension settlement expense. Similar pension settlement expense was recognized in the fourth quarter of the prior year.

Six-Month Results

Net sales for the six months ended June 30, 2012, totaled $1,998.9 million, up 9 percent from $1,831.8 million a year ago. Sales benefited 6 percent from price and 4 percent from volume, reduced by 1 percent from foreign exchange.

Gross margin was down 190 basis points versus the first six months of 2011 due to higher dairy costs in the North America/Europe segment. Manufacturing variances were also unfavorable, largely attributed to lower production volume in our North America/Europe segment. These increased costs were partially offset by higher pricing as well as productivity gains.

EBIT for the first half of 2012 totaled $497.1 million, up 17 percent from $426.3 million a year earlier. The EBIT increase was driven by sales growth, lower expenses related to the SAP implementation completed in 2011 and the elimination of duplicate costs from the overlap in shared service providers and favorable foreign exchange. These factors were partially offset by lower gross margins, higher demand-generation spending and the timing of pension settlement expense.

The effective tax rate for the six months ended June 30, 2012 was 26.7 percent versus 29.2 percent a year ago. The decrease in the effective tax rate was primarily attributed to a change in geographic earnings mix and to higher manufacturing incentives.

Net earnings attributable to shareholders for the first half of 2012 totaled $330.0 million, or $1.61 per diluted share, compared with $278.2 million, or $1.35 per diluted share, a 19 percent increase from the prior-year period. Net earnings for the six months ended June 30, 2012 benefited from the EBIT increase and a lower effective tax rate.

On a non-GAAP basis, which excludes specified items, net earnings attributable to shareholders totaled $338.6 million, or $1.65 per diluted share, for the first half of 2012, compared with $305.5 million, or $1.48 per diluted share, an 11 percent increase from the same period a year ago.

Six-Month Segment Results

The Asia/Latin America segment had net sales of $1,396.5 million for the first half of 2012, up 18 percent from $1,188.5 million in 2011. Sales benefited 11 percent from volume and 7 percent from price. The majority of the markets in the segment delivered double-digit constant dollar sales growth driven both by price increases and higher volumes. Sales also benefited from the Argentine acquisition which closed in March 2012. EBIT for the segment totaled $516.5 million, up 21 percent compared with $426.6 million for the year-ago period. The EBIT increase was primarily related to sales growth and improved gross margin, partially offset by increased demand-generation investments.

The North America/Europe segment reported net sales of $602.4 million for the first half of 2012, down 6 percent compared with $643.3 million in 2011. Sales benefited 4 percent from price, offset by a 9 percent decline in volume and a 1 percent reduction from foreign exchange. Segment sales declined from lower U.S. market share, as well as lower category consumption and births. Market share was lower in comparison to the prior year when we benefitted from a competitor’s recall and due to the current year impact of the unfounded media reports in December 2011 of alleged product contamination. EBIT totaled $108.3 million, down 40 percent compared with $179.3 million in the same period a year ago. The EBIT decrease was attributed to lower sales, higher dairy costs and unfavorable manufacturing variances.

Corporate and Other expenses decreased from lower IT and separation costs, foreign currency balance sheet re-measurement gains and the elimination of duplicate shared service costs incurred during the SAP implementation project completed in 2011, partially offset by pension settlement expense triggered earlier than in the prior year.

Outlook for 2012

“We are pleased with our strong second quarter results; however, we anticipate slower growth in the second half of 2012. Annual constant dollar sales are now expected to grow in the range of 8 to 9 percent compared to the 9 to 11 percent sales growth anticipated earlier in the year. Slower growth in China is partially offset by an improvement in our U.S. business. Our full-year non-GAAP earnings are estimated in the range of $3.04 to $3.14 per share,” Mr. Golsby noted. “Lower sales growth in China is partially offset by favorable foreign currency balance sheet re-measurement gains and a lower sustainable effective tax rate. We estimate the effective tax rate will be in the range of 26 to 27 percent. While expecting weaker third quarter growth, we remain confident that we will exit the year with improved market share in China and that our strategies and execution will deliver strong earnings performance.”

Conference Call Scheduled

The company will host a conference call at 8:30 a.m. CDT today during which company executives will review second quarter financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at meadjohnson.com. To listen to the call, visit the website at least 15 minutes before the call and click on the “Investors” tab. Security analysts and investors wishing to participate by telephone should call (866) 713-8310, pass code: Mead Johnson. Callers outside of North America should call +1-617-597-5308 to be connected. A replay of the conference call will be available through midnight CDT Thursday, August 2, 2012, by calling (888) 286-8010 or outside of North America by calling +1-617-801-6888, pass code: 94089899. The replay will also be available at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are identified by words such as “expects,” “intends” and “believes,” involve certain risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the “Enfa” family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the adverse effect of commodity costs; (4) increased competition from branded, private label, store and economy-branded products; (5) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (6) inventory reductions by customers; (7) the adverse effect of changes in foreign currency exchange rates; (8) the effect of changes in economic, political and social conditions in the markets where we operate; (9) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; (10) the possibility of changes in the Women, Infant and Children (WIC) program, or increases in levels of participation in WIC; and (11) the ability to develop and market new, innovative products. For additional information on these and other factors, see the risk factors identified in the company’s periodic reports, including the annual report on Form 10-K for 2011, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with, or furnished to, the Securities and Exchange Commission, available upon request or at meadjohnson.com. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, visit meadjohnson.com.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions, except per share data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
NET SALES	$1,012.3	$932.0	$1,998.9	$1,831.8
Cost of Products Sold	372.3	329.1	745.8	649.1
GROSS PROFIT	640.0	602.9	1,253.1	1,182.7
Expenses:
Selling, General and Administrative	221.1	246.6	431.5	460.0
Advertising and Promotion	148.7	131.9	274.5	243.2
Research and Development	23.6	22.2	46.1	41.5
Other Expenses/(Income)—net	(1.7)	(1.5)	3.9	11.7
EARNINGS BEFORE INTEREST AND INCOME TAXES	248.3	203.7	497.1	426.3

Interest Expense—net	17.6	12.2	32.1	25.3
EARNINGS BEFORE INCOME TAXES	230.7	191.5	465.0	401.0

Provision for Income Taxes	59.6	56.6	124.1	117.2
NET EARNINGS	171.1	134.9	340.9	283.8
Less Net Earnings Attributable to Noncontrolling Interests	5.3	2.8	10.9	5.6
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$165.8	$132.1	$330.0	$278.2
Earnings per Share—Basic
Net Earnings Attributable to Shareholders	$0.81	$0.64	$1.61	$1.36
Earnings per Share—Diluted
Net Earnings Attributable to Shareholders	$0.81	$0.64	$1.61	$1.35

Dividends Declared per Share	$0.30	$0.26	$0.60	$0.52

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in millions)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
NET EARNINGS	$171.1	$134.9	$340.9	$283.8
OTHER COMPREHENSIVE INCOME/(LOSSES)
Foreign Currency Translation Adjustments
Translation Adjustments	(52.7)	3.9	(29.8)	36.8
Tax Benefit/(Expense)	11.7	(1.2)	5.3	(5.3)
Deferred Gains/(Losses) on Derivatives Qualifying as Hedges
Deferred Gains/(Losses) on Derivatives Qualifying as Hedges for the Period	2.3	(2.1)	(4.1)	(5.8)
Reclassification Adjustment for (Gains)/Losses Included in Net Income	0.5	2.0	(0.5)	3.4
Tax Benefit/(Expense)	(0.8)	—	1.4	0.7
Pension and Other Post Retirement Benefits
Deferred Gains/(Losses) on Pension and Other Post Retirement Benefits	0.1	0.2	—	—
Reclassification Adjustment for (Gains)/Losses Included in Net Income	10.7	1.3	12.5	2.5
Tax Benefit/(Expense)	(4.0)	(0.4)	(3.2)	(2.7)
OTHER COMPREHENSIVE INCOME	(32.2)	3.7	(18.4)	29.6

COMPREHENSIVE INCOME	138.9	138.6	322.5	313.4

Less Comprehensive Income Attributable to Noncontrolling Interests	5.3	2.8	10.9	5.8

COMPREHENSIVE INCOME ATTRIBUTABLE TO SHAREHOLDERS	$133.6	$135.8	$311.6	$307.6

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	June 30,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$787.3	$840.3
Receivables—net of allowances of $6.7 and $6.3, respectively	366.2	352.6
Inventories	494.5	534.9
Deferred Income Taxes—net of valuation allowance	115.4	118.5
Income Taxes Receivable	6.2	3.3
Prepaid Expenses and Other Assets	58.1	40.1
Total Current Assets	1,827.7	1,889.7
Property, Plant, and Equipment—net	579.8	576.1
Goodwill	283.9	117.5
Other Intangible Assets—net	143.5	91.6
Deferred Income Taxes—net of valuation allowance	20.1	16.5
Other Assets	104.8	75.4
TOTAL	$2,959.8	$2,766.8

LIABILITIES AND EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Accounts Payable	$441.4	$488.1
Dividends Payable	61.6	53.3
Note Payable	83.7	—
Accrued Expenses	184.0	229.0
Accrued Rebates and Returns	308.2	300.1
Deferred Income—current	2.7	47.0
Income Taxes—payable and deferred	61.0	82.6
Total Current Liabilities	1,142.6	1,200.1
Long-Term Debt	1,527.5	1,531.9
Deferred Income Taxes—noncurrent	20.6	5.2
Pension, Post Retirement and Post Employment Liabilities	157.2	157.2
Other Liabilities	77.8	40.4
Total Liabilities	2,925.7	2,934.8
COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	32.3	—

EQUITY/(DEFICIT)
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 205.9 and 205.1 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(695.4)	(728.4)
Retained Earnings	975.9	770.0
Treasury Stock—at cost	(148.5)	(89.7)
Accumulated Other Comprehensive Income/(Loss)	(151.5)	(133.1)
Total Shareholders’ Equity/(Deficit)	(17.4)	(179.1)
Noncontrolling Interests	19.2	11.1
Total Equity/(Deficit)	1.8	(168.0)
TOTAL	$2,959.8	$2,766.8

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EQUITY/(DEFICIT)
AND REDEEMABLE NONCONTROLLING INTEREST
(Dollars in millions)
(UNAUDITED)

		Additional			Accumulated			Redeemable
		Paid-in			Other	Non-		Non-
	Common	(Distributed)	Retained	Treasury	Comprehensive	controlling	Total Equity/	controlling
	Stock	Capital	Earnings	Stock	Income (Loss)	Interests	(Deficit)	Interest
BALANCE January 1, 2011	$2.0	$(775.6)	$474.0	$(3.2)	$(64.6)	$9.1	$(358.3)	$—
Stock-based Compensation Awards		23.7		(0.1)			23.6
Treasury Stock Acquired				(54.1)			(54.1)
Distributions to Noncontrolling Interests						(2.7)	(2.7)
Cash Dividends Declared			(106.4)				(106.4)
Net Earnings			278.2			5.6	283.8
Other Comprehensive Income					29.4	0.2	29.6
BALANCE June 30, 2011	$2.0	$(751.9)	$645.8	$(57.4)	$(35.2)	$12.2	$(184.5)	$—

BALANCE January 1, 2012	$2.1	$(728.4)	$770.0	$(89.7)	$(133.1)	$11.1	$(168.0)	$—
Stock-based Compensation Awards		33.0		(14.8)			18.2
Treasury Stock Acquired				(44.0)			(44.0)
Acquisition							—	30.2
Distributions to Noncontrolling Interests						(2.2)	(2.2)
Cash Dividends Declared			(122.6)				(122.6)
Net Earnings			330.0			10.3	340.3	0.6
Redeemable Noncontrolling Interest Accretion			(1.5)				(1.5)	1.5
Other Comprehensive Income					(18.4)		(18.4)
BALANCE June 30, 2012	$2.1	$(695.4)	$975.9	$(148.5)	$(151.5)	$19.2	$1.8	$32.3

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$340.9	$283.8
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	37.6	37.6
Other	29.9	21.5
Changes in Assets and Liabilities	(137.6)	(48.8)
Pension and Other Post Retirement Benefits Contributions	(3.6)	(2.4)
Net Cash Provided by Operating Activities	267.2	291.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(50.0)	(49.5)
Proceeds from Sale of Property, Plant and Equipment	0.8	0.6
Acquisition	(106.1)	—
Net Cash Used in Investing Activities	(155.3)	(48.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	180.0	0.9
Repayments of Short-term Borrowings	(180.0)	(2.1)
Payments of Dividends	(114.3)	(99.3)
Stock-based-compensation-related Proceeds and Excess Tax Benefits	18.8	2.5
Purchases of Treasury Stock	(58.8)	(55.4)
Distributions to Noncontrolling Interests	(2.2)	(2.7)
Net Cash Used in Financing Activities	(156.5)	(156.1)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(8.4)	21.4
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(53.0)	108.1
CASH AND CASH EQUIVALENTS:
Beginning of Period	840.3	595.6
End of Period	$787.3	$703.7

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)
				% Change Due to
	Three Months Ended June 30,					Foreign
	2012	2011	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$695.2	$611.6	14%	7%	9%	-2%
North America/Europe	317.1	320.4	-1%	-5%	5%	-1%
Total	$1,012.3	$932.0	9%	3%	8%	-2%

Earnings Before Interest and Income Taxes
Asia/Latin America	$237.5	$209.8	13%
North America/Europe	74.6	86.4	-14%
Corporate and Other	(63.8)	(92.5)	31%
Total	$248.3	$203.7	22%

				% Change Due to
	Six Months Ended June 30,					Foreign
	2012	2011	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$1,396.5	$1,188.5	18%	11%	7%	0%
North America/Europe	602.4	643.3	-6%	-9%	4%	-1%
Total	$1,998.9	$1,831.8	9%	4%	6%	-1%

Earnings Before Interest and Income Taxes
Asia/Latin America	$516.5	$426.6	21%
North America/Europe	108.3	179.3	-40%
Corporate and Other	(127.7)	(179.6)	29%
Total	$497.1	$426.3	17%

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including non-GAAP EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining non-GAAP EBIT, earnings and earnings per share, are IT separation and other costs (Specified Items). In addition, other items include the tax impact on Specified Items. Non-GAAP EBIT, earnings and earnings per share information adjusted for these items is an indication of the company’s underlying operating results and intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile GAAP to non-GAAP disclosure follow:

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 30, 2012 and 2011

	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2012	2011	2012	2011	2012	2011
GAAP results	$248.3	$203.7	$165.8	$132.1	$0.81	$0.64
Specified Items:(1)
IT and other separation costs(2)	5.4	24.7
Severance and other costs(3)	0.5	(0.2)
Legal, settlements and related costs(2,3)	1.4	0.3
Specified Items before income taxes	7.3	24.8	7.3	24.8	0.03	0.12
Income tax impact on items above			(1.9)	(8.2)	(0.01)	(0.04)
Non-GAAP results	$255.6	$228.5	$171.2	$148.7	0.83	0.72

(1)All Specified Items are included in the Corporate and Other segment
(2)Included in Selling, General and Administrative expenses
(3)Included in Other Expenses/(Income)-net

FOR THE SIX MONTHS ENDED JUNE 30, 2012 and 2011

	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2012	2011	2012	2011	2012	2011
GAAP results	$497.1	$426.3	$330.0	$278.2	$1.61	$1.35
Specified Items:(1)
IT and other separation costs(2)	7.1	40.1
Severance and other costs(3)	1.5	-
Legal, settlements and related costs(2,3)	2.9	1.2
Specified Items before income taxes	11.5	41.3	11.5	41.3	0.05	0.20
Income tax impact on items above			(2.9)	(14.0)	(0.01)	(0.07)
Non-GAAP results	$508.6	$467.6	$338.6	$305.5	$1.65	$1.48

(1)All Specified Items are included in the Corporate and Other segment
(2)Included in Selling, General and Administrative expenses
(3)Included in Other Expenses/(Income)-net

CONTACT:
Mead Johnson Nutrition Company
Investors: Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com
Media: Christopher Perille, (847) 832-2178, chris.perille@mjn.com